EXHIBIT 99.1



For immediate release

Contact: Ryan VanWinkle, Investor Relations, 816-792-7998

                            Ferrellgas Partners, L.P.
              Announces Closing of 7.0 Million Common Unit Offering

     Liberty, MO (April 15, 2004)--Ferrellgas Partners, L.P. (NYSE: FGP), one of the nation's largest retail marketers of propane, announced the closing of a public offering of 7.0 million common units on April 14, 2004. Net proceeds from this offering were approximately $156.4 million, based on the offering price of $23.34 per common unit and after deducting underwriting discounts and commissions.

     Pursuant to the underwriting agreement related to this offering, the several underwriters named therein were granted an option to purchase an additional 1,050,000 common units to cover any over-allotments. This over-allotment option must be exercised by the underwriters, in full or in part, on or prior to May 7, 2004.

     Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., currently serves more than one million customers in 45 states. Ferrellgas employees indirectly own approximately 18 million common units of the partnership through an employee stock ownership plan.

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